UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. ___)

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U.S. Auto Parts Network, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 2, 2008

To the Stockholders of U.S. Auto Parts Network, Inc.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Auto Parts Network, Inc., a Delaware corporation, will be held on Friday, May 2, 2008 at 10:30 a.m. Pacific Time at the Torrance Marriott South Bay, located at 3635 Fashion Way, Torrance, California 90503, for the following purposes:

1.	To elect three Class II directors to hold office for a term of three years or until their respective successors are elected and qualified. The nominees for election are Joshua L. Berman, Sol Khazani and Robert J. Majteles.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To transact any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 17, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy card in the enclosed postage-paid and addressed envelope. If your shares are held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank or other nominee) you should receive from that institution an instruction form for voting in lieu of a proxy card. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

April 3, 2008	Michael J. McClane
Chief Financial Officer, Executive Vice President of
Finance, Treasurer and Secretary

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

U.S. AUTO PARTS NETWORK, INC.

17150 South Margay Avenue

Carson, California 90746

PROXY STATEMENT

These proxy materials and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Auto Parts Network, Inc., a Delaware corporation, to be voted at the 2008 Annual Meeting of Stockholders to be held on May 2, 2008 (the “Annual Meeting”) and at any adjournment or postponement of the meeting. The Annual Meeting will be held at 10:30 a.m. Pacific Time at the Torrance Marriott South Bay, located at 3635 Fashion Way, Torrance, California 90503. These proxy solicitation materials are expected to be mailed on or about April 7, 2008 to all stockholders entitled to vote at the Annual Meeting.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders (the “Notice”) and are described in more detail in this proxy statement.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as March 17, 2008. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder as of the record date. As of the record date, 29,846,757 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

In the election of directors under Proposal One, the three nominees receiving the highest number of affirmative votes of our common stock, present or represented by proxy and entitled to vote at the Annual Meeting, will be elected. With regard to Proposal Two, the affirmative vote of the holders of a majority of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. With regard to Proposal One, broker non-votes and votes marked “withheld” will not be counted towards the tabulation of votes cast on such proposal presented to the stockholders. With regard to Proposal Two, abstentions will be counted towards the tabulation of votes cast on such proposal presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such proposal has been approved and will not have the effect of negative votes.

Proxies

Please use the enclosed proxy card to vote by mail. If your shares are held in street name, then in lieu of a proxy card you should receive from that institution an instruction form for voting. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted.

If the enclosed proxy card is properly signed and returned to us, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board under Proposal One unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two described in the Notice and this proxy statement.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the Annual Meeting.

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our corporate Secretary at our principal executive offices at 17150 South Margay Avenue, Carson, California 90746. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Voting by Telephone or through the Internet

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible stockholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting.

Solicitation

We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional solicitation material furnished to the stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. In the discretion of management, we reserve the right to retain a professional firm of proxy solicitors to assist in the solicitation of proxies. Although we do not currently expect to retain such a firm, we estimate that the fees of such firm would range from $5,000 to $20,000 plus out-of-pocket expenses, all of which would be paid by us.

Note with Respect to Forward-Looking Statements

We have made certain forward-looking statements in this proxy statement that relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar words and expressions are intended to identify forward-looking statements. Although we believe that such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations. All forward-looking statements attributable to us are expressly qualified in their entirety by such language. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms and each as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Our Board of Directors currently consists of nine persons. Messrs. Berman, Khazani and Majteles have been designated Class II directors whose terms expire at the Annual Meeting. Messrs. Harman, Phelps and Schwartz have been designated Class III directors whose terms expire at the 2009 Annual Meeting of Stockholders. Messrs. Evangelist and Nia, and Ms. Siminoff have been designated Class I directors whose terms expire at the 2010 Annual Meeting of Stockholders.

The class whose term of office expires at the Annual Meeting currently consists of three directors. On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors selected and approved Joshua Berman, Sol Khazani and Robert Majteles as nominees for election in the class being elected at the Annual Meeting to serve for a term of three years, expiring at the 2011 Annual Meeting of Stockholders, or until their successors are duly elected and qualified or until their earlier resignation or removal. Each nominee for election is currently a member of our Board of Directors and has agreed to serve if elected. Management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Stockholder Approval

The three nominees receiving the highest number of affirmative votes of the outstanding shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting shall be elected.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the Class II director nominees listed below.

Directors and Nominees

The names of our directors and nominees, their ages and positions with us as of April 3, 2008, and biographical information about them, are as follows:

Name	Age	Current Position(s)
Robert J. Majteles (1)(2)	43	Chairman of the Board
Joshua L. Berman (2)	38	Director
Shane Evangelist	34	Chief Executive Officer and Director
Fredric W. Harman	47	Director
Sol Khazani	50	Director
Mehran Nia	42	Director
Warren B. Phelps III (1)(3)	61	Director
Jeffrey A. Schwartz (1)(3)	42	Director
Ellen F. Siminoff (1)(2)(3)	40	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Class II Director Nominees

Joshua L. Berman has been a director since October 2007. Mr. Berman is a co-founder of MySpace.com, a leading online lifestyle portal, and has served as its Chief Operating Officer since January 2003. Prior to that, Mr. Berman co-founded and managed two Internet companies, ResponseBase Marketing, where he held positions as the Chief Operating Officer and Chief Financial Officer, and Xdrive Technologies, where he served as Chief Financial Officer and Senior Vice President of Corporate Development. Mr. Berman has also worked as a management consultant at PricewaterhouseCoopers and as an international marketing manager and a senior financial analyst at Twentieth Century Fox. Mr. Berman is licensed as a certified public accountant and holds a B.A. degree in economics from the University of California, Santa Barbara and an M.B.A. from the University of Southern California.

Sol Khazani is a co-founder of U.S. Auto Parts and has been a director since January 2001. Mr. Khazani also served as our Chairman of the Board from January 2001 to March 2007. Mr. Khazani also served as our Chief Financial Officer from January 2001 to April 2005 and as a Vice President from October 1995 to January 2001. Since 1995, Mr. Khazani has served as the Vice President of American Condenser, Inc., a company that he co-founded which manufactures air-conditioning condensers for automotive and industrial applications. Mr. Khazani holds a B.S. degree in accounting and an M.B.A. from National University in San Diego.

Robert J. Majteles has been a director since November 2006 and has been our Chairman of the Board since March 2007. Mr. Majteles is the Managing Member of Treehouse Capital, LLC, an investment firm. Mr. Majteles also serves on the boards of directors of Adept Technology, Inc., Macrovision Corporation, Unify Corporation, and World Heart Corporation. Mr. Majteles holds a B.A. degree in political science from Columbia University and a J.D. from Stanford Law School. Mr. Majteles is a Lecturer at the Haas School of Business at the University of California, Berkeley.

Directors Whose Terms Continue

Class III Directors — Terms Expiring at the 2009 Annual Meeting

Fredric W. Harman has been a director since March 2006. Mr. Harman is a Managing Partner of Oak Investment Partners, a venture capital firm, which he joined as a General Partner in 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of Limelight Networks, Inc., a leading provider of online content delivery network services, and several privately held companies. Mr. Harman holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Harvard Business School.

Mr. Harman was elected to serve as a member of our Board of Directors pursuant to a voting agreement entered into in March 2006 by and among us and certain of our stockholders. Pursuant to the voting agreement, Mr. Harman was selected as a representative of the holders of a majority of our Series A preferred stock. All of the outstanding shares of our Series A preferred stock were converted into shares of our common stock upon the completion of our initial public offering in February 2007. Mr. Harman will continue to serve as a director until his resignation or until his successor is duly elected by holders of our common stock.

Warren B. Phelps III has been a director since September 2007. From 2000 until his retirement in September 2006, Mr. Phelps served in several executive positions for Spirent Communications plc, a leading communications technology company, most recently as President of the Performance Analysis Broadband division. From 1996 to 2000, Mr. Phelps was at Netcom Systems, a provider of network test and measurement equipment, most recently as President and Chief Executive Officer. Prior to that, Mr. Phelps held executive positions, including Chairman and Chief Executive Officer, at MICOM Communications and in various financial management roles at Burroughs / Unisys Corporation. Mr. Phelps currently serves on the boards of directors of two privately held companies and on the Board of Trustees of St. Lawrence University. Mr. Phelps holds a B.S. degree from St. Lawrence University in Canton, New York and an M.B.A. from the University of Rochester in Rochester, New York.

Jeffrey A. Schwartz has been a director since October 2007. Since May 2007, Mr. Schwartz has served as Chairman and Chief Executive Officer of Vertical Passion Media, a media and marketing company focused on classified listings, content and community in the motors category. From June 2006 to June 2007, Mr. Schwartz served as Chairman and Chief Executive Officer of AutoCentro, an automotive dealership group. Prior to that, he served as President and Chief Executive Officer of Autobytel Inc. from December 2001 to April 2005, and as a director from August 2001 to September 2006, including as Vice Chairman from April 2005 to April 2006. Mr. Schwartz’ previous experience includes serving as President and Chief Executive Officer of Autoweb.com, Inc. and as Vice President, Corporate Affairs at The Walt Disney Company. Mr. Schwartz holds B.A., M.A. and Ph.D. degrees in political science from the University of Southern California.

Class I Directors — Terms Expiring at the 2010 Annual Meeting

Shane Evangelist has been our Chief Executive Officer and a director since October 2007. From August 2004 to September 2007, Mr. Evangelist served as Senior Vice President and General Manager of BLOCKBUSTER Online, a division of Blockbuster Inc., which he joined in 2001, where he was responsible for leading the creation, development and launch of Blockbuster’s online movie rental service. Prior to that, from January 2001 to July 2004, Mr. Evangelist served as Vice President of Strategic Planning for Blockbuster Inc., with responsibility for strategy development, mergers and acquisitions, marketing and capital deployment. Mr. Evangelist holds a B.A. degree in Business Administration from the University of New Mexico and an M.B.A. from Southern Methodist University.

Mehran Nia is a co-founder of U.S. Auto Parts and has been a director since October 1995. Mr. Nia also served as our Chief Executive Officer and President from October 1995 to October 2007. From October 1995 to January 2001, Mr. Nia also served as our Chief Financial Officer. Mr. Nia holds a B.A. degree in biology from San Diego State University.

Ellen F. Siminoff has been a director since November 2006. From March 2004 to February 2008, Ms. Siminoff served as the President and Chief Executive Officer of Efficient Frontier, Inc., a provider of paid search engine marketing solutions. Since February 2008, she has served as the Chairman of the Board of Efficient Frontier. Prior to that, from 1996 to February 2002, Ms. Siminoff served in various capacities at Yahoo!, including as Senior Vice-President of Entertainment and Small Business and Senior Vice President of Corporate Development. Ms. Siminoff also serves on the boards of directors and advisors of Journal Communications, Inc. and several privately-held companies. Ms. Siminoff holds an A.B. degree in economics from Princeton University and an M.B.A. from Stanford University.

Family Relationships

There are no family relationships among any of our directors, executive officers and director nominees.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.usautoparts.net. We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), at the same location on our website.

Director Independence

The Board of Directors has determined that Messrs. Berman, Majteles, Phelps and Schwartz and Ms. Siminoff each satisfies the requirements for “independence” under the listing standards of The NASDAQ Stock Market (the “NASDAQ Rules”).

Board Committees and Meetings

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the Investor Relations section of our website at www.usautoparts.net.

During the fiscal year ended December 31, 2007, the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors—9; Audit Committee—10; Compensation Committee—9; and Nominating and Corporate Governance Committee—2. During fiscal year 2007, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and total number of meetings of any committees of the Board, which he or she was required to attend.

Audit Committee. Our Audit Committee consists of Messrs. Majteles, Phelps and Schwartz and Ms. Siminoff. Mr. Phelps is the Chair of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent under the NASDAQ Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Phelps qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent auditors;

•	engaging and determining the compensation of our independent auditors and oversight of the work of our independent auditors;

•

reviewing our financial statements and periodic reports and discussing the statements and reports with our management and independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

•	reviewing our financing plans and reporting recommendations to our full Board of Directors for approval and to authorize action; and

•	administering and discussing with management and our independent auditors our Code of Ethics.

Both our independent auditors and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.

Compensation Committee. Our Compensation Committee consists of Messrs. Berman and Majteles, and Ms. Siminoff. Mr. Majteles is the Chair of our Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is independent under the NASDAQ Rules. The functions of this committee include:

•

reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding managerial personnel and development.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Messrs. Phelps and Schwartz and Ms. Siminoff. Ms. Siminoff is the Chair of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the NASDAQ Rules. The functions of this committee include:

•	identifying qualified candidates to become members of our Board of Directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our Board of Directors;

•	developing and recommending to our Board of Directors our corporate governance guidelines; and

•	overseeing the evaluation of our Board of Directors.

In connection with their recommendations regarding the size and composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our and its stockholders’ long-term interests. These factors, and others as considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors. The Nominating and Corporate Governance Committee leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of the Board or by our executive officers. From time to time, the Nominating and Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates.

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement. This committee will evaluate such recommendations applying its regular nominee criteria. Eligible stockholders wishing to recommend a nominee must submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the corporate Secretary, by the deadline for stockholder proposals set forth in the prior year’s proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name and address of the stockholder making the nomination, (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee’s qualifications for membership on the Board, (e) a resume of the candidate’s business experience and educational background as well as all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected. In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee has the discretion to decide which individuals to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting. Each of the director nominees standing for election at this Annual Meeting is a current director of the company.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders; however, directors are encouraged to attend all such meetings. Two of our then current directors attended our 2007 Annual Meeting of Stockholders.

Stockholder Communications to the Board

Our Board of Directors has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our corporate Secretary at 17150 South Margay Avenue, Carson, California 90746. The name of any specific intended Board recipient should be noted in the communication. Our corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP was engaged to serve as our independent auditors for the fiscal year ended December 31, 2007. The Audit Committee of our Board of Directors has selected that firm to continue in this capacity for the fiscal year ending December 31, 2008. We are asking the stockholders to ratify the selection by the Audit Committee of Ernst & Young LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2008 and to perform other appropriate services. Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time during the year if the committee feels that such a change would be in our best interests and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and that representative will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Stockholder Approval

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting is being sought to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Recommendation of Our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

The following table sets forth the fees billed to us for the fiscal years ended December 31, 2006 and 2007 by Ernst & Young LLP (“E&Y”), our independent registered public accounting firm:

	2006	2007
Audit Fees	$1,629,319	$705,672
Audit-Related Fees	16,725	—
Tax Fees	9,572	19,097
All Other Fees	1,500	19,050

Total Fees	$1,657,116	$743,819

Audit Fees. Audit fees consisted of fees billed by E&Y for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements. For 2006, such fees included fees associated with the preparation and review of the registration statement on Form S-1 relating to our initial public offering. For 2007, such fees included fees associated with the review of a registration statement on Form S-8.

Audit-Related Fees. Audit-related fees consisted of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” For 2006, such fees included fees associated with due diligence matters relating to our acquisition of Partsbin, a distributor of aftermarket automobile parts, in May 2006. “Partsbin” refers to, collectively, All OEM Parts, Inc., ThePartsBin.com, Inc. and their affiliated companies. There were no fees billed by E&Y for audit-related services in 2007.

Tax Fees. Tax fees consisted of tax advice and tax planning services billed by E&Y.

All Other Fees. All other fees for fiscal years ended December 31, 2006 and 2007 consisted principally of an accounting research subscription and services relating to our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee of the Board of Directors has determined that the provision by E&Y of the non-audit services described above is compatible with maintaining the independence of E&Y.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All engagements for services by E&Y or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by E&Y for the fiscal years ended December 31, 2006 and 2007.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the audited consolidated financial statements of U.S. Auto Parts Network, Inc. (the “Company”) for the fiscal year ended December 31, 2007 included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2007 with the Company’s management. The Audit Committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Warren B. Phelps III
Robert J. Majteles
Jeffrey A. Schwartz
Ellen F. Siminoff

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The table below sets forth certain information regarding our executive officers as of April 3, 2008.

Name	Age	Current Position(s)
Shane Evangelist	34	Chief Executive Officer and Director
Michael J. McClane	39	Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary
Aaron E. Coleman	33	Executive Vice President of Operations and Chief Information Officer
Houman Akhavan	30	Vice President of Marketing

The following is certain biographical information regarding each of our executive officers. The biography of Mr. Evangelist appears earlier in this proxy statement. See “Proposal One: Election of Directors.”

Michael J. McClane has been our Chief Financial Officer and Treasurer since September 2005 and our Executive Vice President, Finance and our Secretary since October 2006. Mr. McClane also served as our Vice President of Finance from September 2005 to October 2006. From June 2003 to June 2005, Mr. McClane served as the Chief Financial Officer of Storecast Merchandising Corporation, a nationwide provider of merchandising services. From February 2000 to March 2003, Mr. McClane served as the Vice President of Finance and Corporate Development of FASTNET Corporation, a provider of Internet services, and he served as its controller from August 1999 to February 2000. From 1992 to 1999, Mr. McClane was an accountant with Arthur Andersen LLP, a certified public accounting firm. Mr. McClane is licensed as a certified public accountant and holds a B.A. degree in business economics with an accounting concentration from the University of California, Santa Barbara.

Aaron E. Coleman has been our Executive Vice President of Operations and Chief Information Officer since April 2008. From July 2007 to April 2008, Mr. Coleman served as Senior Vice President – Online Systems at Blockbuster Inc., which he joined as Vice President – Online Systems in March 2005. From April 2003 to March 2005, he was the Chief Technology Officer of Travelweb LLC, which is owned by priceline.com Incorporated, and was responsible for all aspects of Travelweb’s technology, including the technology for Travelweb.com and over 40 affiliate websites, as well as the booking gateway for the merchant property processing for Orbitz and priceline.com. Mr. Coleman’s prior experience also includes serving as Manager of the Customer Technology Infrastructure group at American Airlines. Mr. Coleman holds a B.A. degree in Business Administration from Gonzaga University.

Houman Akhavan has been our Vice President of Marketing since January 2006. Prior to that, from August 2004 to December 2005, Mr. Akhavan served as a consultant to U.S. Auto Parts. From February 2000 to July 2004, Mr. Akhavan served as the founder and Chief Strategy Officer of Edigitalweb, Inc., an online marketing and software development firm.

Our executive officers are elected by our Board of Directors and serve at the discretion of our Board until their successors have been duly elected and qualified or until their earlier resignation or removal.

Compensation Discussion and Analysis

The primary objective of our compensation policies and programs with respect to executive compensation is to serve our stockholders by attracting, retaining and motivating talented and qualified executives. We focus on providing a competitive compensation package which provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives.

Decisions regarding executive compensation are the primary responsibility of our Compensation Committee, in consultation from time to time with the Board of Directors, management and any compensation consultants we may retain. The Compensation Committee establishes and makes the final determinations regarding compensation of our executive officers based on a number of factors, including recommendations from management and survey data provided by our compensation consultants.

The components of our executive compensation program generally include (a) base salaries; (b) annual cash incentive opportunities; and (c) long-term equity incentive opportunities in the form of stock options and performance-based stock options. In the future, such long-term equity opportunities may also include other types of equity instruments including, but not limited to, restricted stock or restricted stock units. Executives also participate in employee benefit programs available to the broader employee population. Our executive compensation program is intended to provide executives with overall levels of compensation that are competitive within the e-commerce industry, as well as within a broader spectrum of companies with comparable revenues and profitability.

Prior to our initial public offering in February 2007, as a private company, our compensation plans and the amount of each compensation element to pay our executives were generally developed by our management and approved by our Board on an individual, case-by-case basis utilizing a number of factors, including publicly available data and our general business conditions and objectives, as well as our subjective determination with respect to the executive’s individual contributions to such objectives. In connection with our initial public offering, we retained an independent compensation consultant, Compensia, Inc., to assist us in establishing a compensation program which includes more objective criteria and formalized policies with respect to the determination of compensation amounts for our executives. In determining the compensation policies and structure for 2007 and 2008, our Compensation Committee considered the studies and benchmark data provided by our compensation consultant, which included compensation information from 15 similarly situated, U.S.-based, publicly-traded companies.

For 2007, for our executive officers other than Mehran Nia and Richard Pine, the Compensation Committee adopted a policy of setting total compensation at approximately the 50th to 75th percentile level of comparable companies (the “Target Percentile Range”), with an emphasis on equity compensation in order to align our executives’ incentives with the interests of stockholders. We paid our senior management through a mix of base salary, bonus and equity compensation, with the cash compensation, including the base salaries and bonuses, established generally at the lower end of the Target Percentile Range and the equity compensation established generally at the higher end of such range. For Mr. Nia, who was serving as our Chief Executive Officer and President, and for Richard Pine, who was serving as our Vice President of Strategic Planning, in March 2007, we reduced their cash compensation to $1.00 per year. In lieu of salary, we granted performance-based options to such officers, an option for 249,326 shares to Mr. Nia and an option for 124,663 shares to Mr. Pine, which options were to vest only upon the company’s achievement of certain financial goals.

For 2008, the Compensation Committee has continued its policy of setting total compensation at the 50th to 75th percentile level of comparable companies in order to effectively recruit and retain key executives. The cash compensation for Shane Evangelist, our new Chief Executive Officer, has been established based on the terms of his employment agreement and is consistent with the policies and practices established by the Compensation Committee.

Mr. Evangelist succeeded Mr. Nia as our Chief Executive Officer in October 2007. We entered into an employment agreement with Mr. Evangelist in connection with his hire, pursuant to which he is entitled to receive an annual base salary of $350,000 and is eligible to receive an annual target incentive bonus of up to 60% of his annual base salary. He also received two options to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $8.65 per share and a lump sum signing and retention bonus of $250,000. The material terms of his employment agreement are set forth in greater detail in “Employment Contracts and Termination of Employment and Change of Control Arrangements” below.

Elements of Executive Compensation

Base Salary

We seek to provide our senior management with a base salary appropriate to their roles and responsibilities. As indicated above, for 2007, we generally established base salaries for our executive officers at the lower end of our Target Percentile Range, with the exact base salaries for our executives based on the executive’s qualifications and experience, scope of responsibilities, future potential and past performance, as well as the salaries paid by other companies for similar positions. The base salary for Mr. Evangelist was negotiated in connection with the commencement of his employment. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Incentive Cash Bonuses

For 2007, the incentive cash bonuses for our executive officers were designed, except with respect to Mr. Akhavan, to reward our executives for their contributions to our overall performance, and was substantially dependent upon us meeting certain company-wide, financial and operational milestones. The bonus amounts to be awarded to Mr. Akhavan, our Vice President of Marketing, were substantially dependent upon our achievement of certain Internet marketing metrics. For 2007, our Compensation Committee established target bonus amounts at the lower end of our Target Percentile Range for our executive officers. For 2007, the cash bonuses paid to our executive officers ranged from 16% to 25% of their base salaries, totaled $138,750 and was paid as follows: Mr. McClane – $60,000; Mr. Adegan – $35,000; and Mr. Akhavan – $43,750. No bonuses were paid to Mr. Evangelist, who joined us in October 2007, Messrs. Nia and Pine, who resigned from their officer positions in October 2007, and Mr. Tong, whose employment with us terminated in December 2007.

For 2008, the cash compensation for our executive officers, which includes base salaries and incentive cash bonuses, has been established within the Target Percentile Range. The target incentive cash bonuses for our executive officers have been established at approximately 33% to 60% of their respective annual base salaries. The actual bonuses paid will be based on overall company performance as determined by the revenues and Adjusted EBITDA achieved for the year or, with respect to executives other than the Chief Executive Officer, based on a combination of minimum annual company performance and company performance for the fourth quarter. For our executive officers other than the Chief Executive Officer and the Chief Financial Officer, the bonuses paid will also be dependent in equal part upon the subjective evaluation by the Compensation Committee of each executive’s individual performance and contribution to our business objectives. Revenue and Adjusted EBITDA established for bonus purposes are generally higher than the goals established by the company for the operation of the business in general, and may thus be difficult to attain without a high degree of effort. If our performance exceeds the targets set for bonus purposes, the executive officers may, at the discretion of the Compensation Committee, earn amounts in excess of the target bonus awards.

Long-Term Equity Compensation

We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards, and have established equity incentive plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. As such, for 2007, the Compensation Committee established a compensation policy that emphasizes equity compensation rather than cash compensation and generally established long-term equity compensation for the executive officers at the higher end of the Target Percentile Range.

In April 2007, in furtherance of our equity compensation policy, the Compensation Committee awarded stock options to our executive officers within our Target Percentile Range. Historically, we have issued stock options, which may be exercised for restricted stock prior to vesting. However, the stock options that have been granted since our initial public offering in February 2007 are only exercisable to the extent the option is vested at the exercise date. The stock options that we grant to officers generally vest over a four year period (25% on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter), to provide a long-term incentive to such officers, to provide them with an opportunity to obtain an ownership interest in the company and to further align their interests with the interests of our stockholders. All of the stock options that we have granted to date have a maximum term of ten years.

The performance-based stock options granted in April 2007 to Messrs. Nia and Pine were to vest only if, and then to the extent, that we achieve certain financial goals. Each option would have become exercisable on March 31, 2008 and become vested with respect to 50% of the option if the Adjusted EBITDA for 2007 had been at least $14 million, and up to 100% of the option if the Adjusted EBITDA for 2007 had reached $20 million. Mr. Pine terminated his employment prior to March 31, 2008 and therefore his option did not vest or become exercisable. The option granted to Mr. Nia vested with respect to fifty percent (50%), or 124,663 shares, on March 31, 2008.

In accordance with his employment agreement, Mr. Evangelist was granted a stock option for 750,000 shares of common stock, which vests over a four year period, and a stock option for 250,000 shares, which vests only upon meeting certain stock price metrics. Fifty percent (50%) of the option for 250,000 shares will vest and become exercisable if the monthly average closing sales price of our common stock as reported by the NASDAQ Stock Market equals or exceeds $14.00 per share in any consecutive three-month period prior to October 15, 2012. The remaining 50% of the option will vest and become exercisable if the average closing sales price of our common stock equals or exceeds $18.00 per share in any consecutive three-month period prior to October 15, 2012. No additional shares subject to this performance-based option will vest or become exercisable after October 15, 2012.

Other Compensation

Our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, that are available to all employees. Certain additional benefits may be provided to our executives such as a car allowance, but each on a case-by-case basis.

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2006 and 2007 by our Chief Executive Officer, our Chief Financial Officer and our other executive officers who were employed by us as of December 31, 2007, as well as information regarding the compensation earned by our former Chief Executive Officer, our former Vice President of Strategic Planning, and our former Chief Operating Officer during 2007. The officers listed below will be collectively referred to as the “named executive officers” in this proxy statement.

Name	Fiscal Year	Salary	Bonus		Option Awards(1)	All Other Compensation		Total
Shane Evangelist(2) Chief Executive Officer	2007	$60,577	$250,000	(3)	$200,590	$18,400	(4)	$529,567
	2006	—	—		—	—		—
Mehran Nia(5) Former Chief Executive Officer	2007	76,924	—		88,136	—		165,060
	2006	400,000	—		—	22,985	(6)	422,985
Michael J. McClane Chief Financial Officer	2007	244,615	60,000		250,970	24,398	(6)	579,983
	2006	198,077	321,639	(7)	127,072	22,339	(6)	669,127
Houman Akhavan Vice President of Marketing	2007	210,423	43,750		149,081	—		403,254
	2006	293,788	—		64,905	10,786	(6)	369,479
Alexander Adegan(8) Chief Information Officer	2007	220,000	35,000		183,035	—		438,035
	2006
Richard Pine(9) Former Vice President of Strategic Planning	2007	38,463	—		218,940	9,008	(6)	266,411
	2006	116,589	—		117,294	22,204	(6)	256,087
Howard Tong(10) Former Chief Operating Officer	2007	247,007	—		341,879	—		588,886

(1)	Represents the expense recognized by us for the applicable fiscal year for stock options, determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our consolidated financial statements in our annual report for the year ended December 31, 2007 (the “Annual Report”) regarding assumptions underlying valuation of equity awards. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report.

(2)	Mr. Evangelist joined us as our Chief Executive Officer in October 2007.

(3)	Consists of a $250,000 signing and retention bonus.

(4)	Represents relocation expenses and automobile allowances paid by us.

(5)	Mr. Nia served as our Chief Executive Officer and President from October 1995 to October 2007. He is a co-founder of U.S. Auto Parts and has been a director since October 1995. In March 2007, we reduced his salary to $1.00 per year, as described in “Compensation Discussion and Analysis.”

(6)	Represents health insurance premiums, 401(k) plan employer contributions, telephone expenses and automobile allowances paid by us.

(7)	Includes a bonus of $221,639 in the aggregate paid in connection with the completion of our March 2006 recapitalization.

(8)	Mr. Adegan served as our Chief Information Officer from May 2006 to April 2008. He resigned as Chief Information Officer in April 2008 but continues to work for us as an employee.

(9)	Mr. Pine served as our Vice President of Strategic Planning from January 2007 to October 2007, and as a director from June 2006 to October 2007. From May 2006 to January 2007, Mr. Pine also served as our Vice President, East Coast Operations. Mr. Pine was a co-founder and the Chief Executive Officer of Partsbin from December 2000 until we acquired Partsbin in May 2006.

(10)	Mr. Tong served as our Chief Operating Officer from November 2006 to December 10, 2007. We entered into a Separation Agreement and Release of All Claims with Mr. Tong in March 2008, pursuant to which Mr. Tong is entitled to receive severance and additional payments in the aggregate amount of $130,099, to be paid by us in equal monthly installments over a six month period. In addition, Mr. Tong is entitled to receive reimbursement for up to six months of premiums for continuing COBRA coverage.

Grants of Plan-Based Awards

All plan-based awards that were granted to our named executive officers in 2007 are non-qualified stock options. The exercise price per share of each option granted to our named executive officers was equal to the closing sales price of a share of our common stock, as reported by the NASDAQ Stock Market, on the date of the stock option grant. All options were granted under our 2007 Omnibus Incentive Plan or our 2007 New Employee Incentive Plan and are exercisable to the extent vested. Except as otherwise noted below, the options vest as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter.

The following table presents information concerning grants of plan-based awards to each of the named executive officers during 2007.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards (1)
Shane Evangelist(2) Chief Executive Officer	10/15/07 10/15/07	750,000 250,000	$8.65	$3,152,025
Mehran Nia(3) Former Chief Executive Officer	04/11/07	249,326	5.81	249,279
Michael J. McClane(4) Chief Financial Officer	04/11/07	235,000	5.81	501,345
Houman Akhavan Vice President of Marketing	04/11/07	75,000	5.81	160,007
Alexander Adegan(5) Chief Information Officer	04/11/07	150,000	5.81	320,007
Richard Pine(6) Former Vice President of Strategic Planning	04/11/07	124,663	5.81	124,639
Howard Tong(7) Former Chief Operating Officer	04/11/07	200,000	5.81	400,676

(1)	Represents the grant date fair value of the stock options granted, determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our consolidated financial statements in our Annual Report. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report. The amounts listed represent the total share-based compensation to be recognized by us over the vesting period.

(2)	The stock option for 250,000 shares will vest and become exercisable only upon meeting certain stock price metrics. The stock option for 750,000 shares will vest over the standard four year period (25% after one year, with the balance vesting in 36 equal monthly installments thereafter) but the option will immediately vest and become fully exercisable in the event that Mr. Evangelist’s employment with us is terminated for any reason other than for cause or if he resigns without good reason following certain changes in control of our company.

(3)	Mr. Nia served as our Chief Executive Officer and President until October 2007. He continues to serve as a director of the company. The option is performance based and was to vest only to the extent that certain financial goals were met for fiscal year 2007. The option would have become exercisable on March 31, 2008 and vested with respect to 50% to 100% of the option based on the Adjusted EBITDA for fiscal year 2007. Based on the Adjusted EBITDA for 2007, fifty percent (50%), or 124,663 shares, of his option vested on March 31, 2008.

(4)	This stock option provides that in the event of an involuntary termination of the optionee’s service with us within 12 months after a change in control of our company, then all unvested option shares will immediately vest and will remain exercisable until the earlier of (i) the expiration of such options, or (ii) the one year anniversary of the involuntary termination.

(5)	Mr. Adegan served as our Chief Information Officer from May 2006 to April 2008. He resigned as Chief Information Officer in April 2008 but continues to work for us as an employee.

(6)	Mr. Pine served as our Vice President of Strategic Planning and as a director until October 2007. The option is performance based and was to vest only to the extent that certain financial goals were met for fiscal year 2007. The option would have become exercisable on March 31, 2008 and vested with respect to 50% to 100% of the option based on the Adjusted EBITDA for fiscal year 2007, but Mr. Pine resigned from all positions with us in October 2007 and accordingly, the option did not vest or become exercisable on March 31, 2008. The option was canceled in full in connection with the termination of his employment in October 2007.

(7)	Mr. Tong served as our Chief Operating Officer until December 10, 2007. The option granted to him in April 2007 was canceled in full in connection with the termination of his employment.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2007. Except as otherwise indicated below, each option vests as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Shane Evangelist Chief Executive Officer	— —	— —	750,000 250,000	$8.65 8.65	10/14/17 10/14/17
Mehran Nia(1) Former Chief Executive Officer	—	—	249,326	5.81	04/10/17

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael J. McClane(2)	42,240	—	—	7.10	02/29/16
Chief Financial Officer	266,820	—	—	6.78	03/27/16
	—	—	235,000	5.81	04/10/17
Houman Akhavan	231,000	—	—	6.78	03/27/16
Vice President of Marketing	—	—	75,000	5.81	04/10/17
Alexander Adegan(3)	186,000	—	—	9.16	05/21/16
Chief Information Officer	—	—	150,000	5.81	04/10/17
Richard Pine(4)	265,050	—	—	9.17	05/21/16
Former Vice President of Strategic Planning	—	—	124,663	5.81	04/10/17
Howard Tong(5)	67,500	—	202,500	11.68	11/27/16
Former Chief Operating Officer	—	—	200,000	5.81	04/10/17

(1)	Mr. Nia served as our Chief Executive Officer and President until October 2007. He continues to serve as a director of the company. The option is performance based and was to vest only to the extent that certain financial goals were met for fiscal year 2007. Based on the financial results for 2007, fifty percent (50%), or 124,663 shares, of his option vested on March 31, 2008.

(2)	These stock option agreements provide that in the event of an involuntary termination of optionee’s service with us within 12 months after a change in control of U.S. Auto Parts, then all unvested option shares will immediately vest and will remain exercisable until the earlier of (i) the expiration of such options, or (ii) the one year anniversary of the involuntary termination.

(3)	Mr. Adegan served as our Chief Information Officer from May 2006 to April 2008. He resigned as Chief Information Officer in April 2008 but continues to work for us as an employee.

(4)	Mr. Pine served as our Vice President of Strategic Planning and as a director until October 2007. The option for 124,663 shares was performance based and was to vest on March 31, 2008 only to the extent that certain financial goals were met for fiscal year 2007. That option and all other options granted to him that were not vested as of October 2007 were canceled in full in connection with the termination of his employment. The options granted to him that were vested and exercisable as of October 2007 were not exercised and were canceled in January 2008.

(5)	Mr. Tong served as our Chief Operating Officer until December 10, 2007. All options granted to him that were not vested were canceled in full in connection with the termination of his employment. The options granted to him that were vested and exercisable as of December 2007 were not exercised and were canceled in March 2008.

Option Exercises and Stock Vested

None of the named executive officers exercised any options to purchase our common stock or became vested in restricted stock during the year ended December 31, 2007.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Employment Contracts and Termination of Employment and Change of Control Arrangements

In October 2007, we entered into a five year employment agreement with Shane Evangelist, our Chief Executive Officer, pursuant to which Mr. Evangelist will receive an annual base salary of at least $350,000, subject to increase from time to time at the discretion of our Compensation Committee. Mr. Evangelist also received a lump sum signing and retention bonus of $250,000. This bonus must be repaid to us by Mr. Evangelist in the event his employment with us is terminated for cause or if he resigns without good reason (both as defined in his employment agreement), provided that such repayment amount will be reduced by $20,834 for each month of employment with us that Mr. Evangelist completes. Mr. Evangelist is also eligible to receive an annual target incentive bonus of up to 60% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee. While Mr. Evangelist will be employed on an at-will basis, his employment agreement provides that in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Evangelist will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with our regular pay practices), plus a pro rated portion of his annual performance bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to one year following his termination of employment. If a triggering event under the severance provisions of his employment agreement had occurred on the last business day of fiscal year 2007, then Mr. Evangelist would have been entitled to a payment of $350,000. We currently do not provide health care benefits to Mr. Evangelist and as a result no amounts related to the costs of COBRA premiums would have been due.

As provided in his employment agreement, Mr. Evangelist was granted two ten year stock options under our 2007 New Employee Incentive Plan, consisting of a performance-based option to purchase up to an aggregate of 250,000 shares of our common stock, which vests based upon the attainment of certain stock price metrics, and an option to purchase up to an aggregate of 750,000 shares of our common stock, which vests over a four year period. In the event that Mr. Evangelist’s employment with us is terminated for any reason other than for cause or if he resigns without good reason following certain changes in control of our company, the option for 750,000 shares will immediately vest and become fully exercisable. The exercise price for both options is $8.65 per share, which was the closing sales price of our common stock as reported by the NASDAQ Stock Market on the date of grant. If a triggering transaction had occurred as of the last business day of fiscal year 2007, all of the shares subject to the option for 750,000 shares, none of which had vested as of such date, would have become vested.

In January 2007, we entered into a five year employment agreement with Michael McClane, our Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary, pursuant to which Mr. McClane’s annual salary will be at least $225,000, subject to increase from time to time at the discretion of our Compensation Committee. Mr. McClane is also entitled to an annual discretionary bonus of up to $100,000, and to participate in all of our employee benefit programs offered to other executive officers. In the event Mr. McClane’s employment is terminated for any reason other than for cause, then we will be required to continue to provide coverage for one year under our healthcare plans and group insurance policies for Mr. McClane and his immediate family, as well as pay one year of severance. If a triggering event under the severance provisions of his agreement had occurred on the last business day of fiscal year 2007, then Mr. McClane would have been entitled to a payment of $225,000 plus the COBRA premium costs of approximately $10,700.

In April 2008, we entered into an employment agreement with Aaron Coleman, our Executive Vice President of Operations and Chief Information Officer, pursuant to which Mr. Coleman will receive an annual base salary of at least $250,000, subject to increase from time to time at the discretion of our Compensation Committee. He also received a lump sum signing and retention bonus of $50,000. This bonus must be repaid to us by Mr. Coleman in the event his employment with us is terminated for cause or if he resigns without good reason (both as defined in his employment agreement), provided that such repayment amount will be reduced by $4,167 for each month of employment with us that Mr. Coleman completes. Mr. Coleman will also be eligible to receive an annual target incentive bonus of up to 40% of his annual base salary, based upon us reaching our revenue and EBITDA goals as well as his achievement of certain individual goals to be established by the Compensation Committee. While Mr. Coleman will be employed on an at-will basis, his employment agreement provides that in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Coleman will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with our regular pay practices), plus a pro rated portion of his annual bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for up to one year following his termination of employment.

As provided in his employment agreement, Mr. Coleman was granted one ten year stock option to purchase up to 250,000 shares of our common stock, which will vest over a four year period, with 25% vesting on the one year anniversary of the grant date and the remainder vesting in 36 equal monthly installments thereafter. In the event that Mr. Coleman’s employment with us is terminated for any reason other than for cause or if he resigns without good reason following certain changes in control of our company, the option will immediately vest and become fully exercisable.

We entered into an offer letter with Houman Akhavan in January 2006, pursuant to which he agreed to serve as our Vice President of Marketing. In the event Mr. Akhavan’s employment is terminated for any reason other than for cause, then we will be required to pay six months of severance to Mr. Akhavan based on his average pay for the six month preceding the termination date. If a triggering event under the severance provisions of his agreement had occurred on the last business day of fiscal year 2007, then Mr. Akhavan would have been entitled to a payment of approximately $116,000.

In 2006, we granted to Mr. McClane and to Mr. Akhavan options to purchase an aggregate of 309,060 and 231,000 shares, respectively, of our common stock. These stock option agreements provide that in the event of an involuntary termination of the applicable officer’s service with us within 12 months after a change in control of U.S. Auto Parts, then all unvested option shares will immediately vest and will remain exercisable until the earlier of (i) the expiration of such options, or (ii) the one year anniversary of the involuntary termination. The option to purchase 235,000 shares of our common stock granted to Mr. McClane in April 2007 contains the same acceleration of vesting provisions. If a triggering transaction had occurred as of the last business day of fiscal year 2007, 179,405 and 235,000 shares, respectively, of the options granted to Mr. McClane and 129,938 shares of the option granted to Mr. Akhavan, which had not vested as of such date, would have become vested.

In March 2008, we entered into a Separation Agreement and Release of All Claims with Howard Tong, our former Chief Operating Officer, whose employment terminated on December 10, 2007. Under the agreement, Mr. Tong is entitled to receive severance and additional payments in the aggregate amount of $130,099, to be paid by us in equal monthly installments over a six month period. In addition, Mr. Tong is entitled to receive reimbursement for up to six months of premiums for continuing COBRA coverage. The agreement also provides for a release by Mr. Tong of all claims of any kind against us and a release by us of all known claims against Mr. Tong.

Director Compensation

The compensation and benefits for service as a member of the Board of Directors is determined by our Board of Directors. Directors employed by us or one of our subsidiaries are not compensated for service on the Board or on any committee of the Board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. Each of our non-employee directors, other than Messrs. Harman, Khazani and Nia, are entitled to a fee of $25,000 per year for his or her service as a director. Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each receive an additional $7,500, $5,000 and $2,500, respectively, per year for his or her service on such committee. The chairpersons of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee receive $15,000, $7,500 and $5,000, respectively, per year for his or her service on such committee.

Any non-employee director who is first elected to the Board of Directors will be granted an option to purchase 45,000 shares of our common stock on the date of his or her initial election to the Board of Directors. In addition, on the date of each annual stockholders meeting, each person who has served as a non-employee member of the Board of Directors for at least six months before the date of the stockholder meeting will be granted a stock option to purchase 20,000 shares of our common stock. These options will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will vest over a three year period, subject to the director’s continuing service on our Board of Directors. These options will also immediately vest in full upon a change in control of our company. The term of each option granted to a non-employee director shall be ten years. These options will be granted under our 2007 Omnibus Incentive Plan.

As described above, for the year ended December 31, 2007, each of our non-employee directors, other than Messrs. Harman, Khazani and Nia, was entitled to receive stock options and $25,000 per year for his or her service as a director, as well as the payment of an additional $7,500, $5,000 or $2,500 per year for each committee on which he or she served. In addition, the chairperson of a committee was entitled to receive $15,000, $7,500 or $5,000 per year (depending on the committee) for service on such committee. The following table sets forth a summary of the compensation earned in fiscal year 2007 by each person who served as a director during such year, who is not a named executive officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Joshua L. Berman	$5,667	$6,657	$12,324
Massoud Entekhabi(3)	12,500	—	12,500
Fredric W. Harman	—	—	—
Sol Khazani	—	—	—
Robert J. Majteles	100,000	174,708	274,708
Warren B. Phelps III	8,125	10,445	18,570
Jeffrey A. Schwartz	7,083	6,657	13,740
Ellen F. Siminoff	42,500	66,703	109,203

(1)	Stock options were granted pursuant to our 2006 Equity Incentive Plan prior to February 2007 and pursuant to our 2007 Omnibus Incentive Plan thereafter. The amounts listed represent the expense recognized by us for fiscal year 2007 for the stock options granted, determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our consolidated financial statements in our Annual Report. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report. The total share-based compensation to be recognized over the vesting period is as follows: Joshua L. Berman – $108,606; Warren B. Phelps III – $117,562; Jeffrey A. Schwartz – $108,606; Robert J. Majteles – $246,650; and Ellen F. Siminoff – $100,883.

(2)	In November 2006, we granted to each of Mr. Majteles and Ms. Siminoff an option to purchase up to 30,000 shares of our common stock at an exercise price of $11.68 per share. One third of each option granted to these directors vests on the first anniversary of the option grant date and the balance of each option vests in 24 equal monthly installments thereafter. In January 2007, in accordance with our new compensation program with respect to non-employee directors, Mr. Majteles and Ms. Siminoff were each granted an option to purchase 15,000 shares of our common stock at an exercise price of $11.68 per share, to bring the initial option holdings for each to 45,000 shares in the aggregate. The new options will vest on the same schedule as the options granted to them in 2006. In April 2007, in connection with his appointment as Chairman of the Board, we granted to Mr. Majteles an option to purchase 150,000 shares of our common stock at the then current fair market value of $5.55 per share, which option vests in twelve equal successive monthly installments. Mr. Majteles and Ms. Siminoff also each received the annual stock option grant for 20,000 shares after our 2007 Annual Meeting of Stockholders. Messrs. Berman, Phelps and Schwartz each received an option for 45,000 shares of common stock upon joining our Board of Directors in 2007. Each of the above described options was outstanding as of the end of fiscal year 2007. Each of the options will immediately vest in full upon a change in control of our company.

(3)	Mr. Entekhabi served as a director until January 2007. All options granted to him were canceled in full upon his resignation.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during the fiscal year ended December 31, 2007 were Messrs. Berman and Majteles and Ms. Siminoff. None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during the fiscal year ended December 31, 2007. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with the management of U.S. Auto Parts Network, Inc. the Compensation Discussion and Analysis to be included in the proxy statement on Schedule 14A for our 2008 Annual Meeting of Stockholders. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in such proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2007.

Submitted by the Compensation Committee of the Board of Directors:

Robert J. Majteles
Joshua L. Berman
Ellen F. Siminoff

OWNERSHIP OF SECURITIES BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information as of April 3, 2008 regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 29,846,757 shares of common stock outstanding as of April 3, 2008. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following April 3, 2008 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares	Percent of Class
5% Stockholders:
Oak Investment Partners XI, L.P.(2)	6,668,312	22.3%
Thomas W. Smith and Scott J. Vassalluzzo(3)	2,605,110	8.7
Wasatch Advisors, Inc.(4)	2,241,747	7.5
Officers and Directors:
Shane Evangelist	6,700	*
Mehran Nia(5)	4,835,332	16.1
Michael J. McClane(6)	375,206	1.2
Alexander Adegan(7)	236,625	*
Houman Akhavan(8)	261,313	*
Richard Pine(9)	624,515	2.1
Howard Tong(10)	2,500	*
Joshua L. Berman	—	—
Fredric W. Harman(2)	6,668,312	22.3
Sol Khazani(11)	3,922,764	13.1
Robert J. Majteles(12)	235,000	*
Warren B. Phelps III	12,000	*
Jeffrey A. Schwartz	—	—
Ellen F. Siminoff(13)	46,000	*
All directors and executive officers as a group (12 persons)(14)	16,362,626	53.1%

*	Less than 1%.

(1)	The address for each of the directors and officers listed above is c/o U.S. Auto Parts Network, Inc. at 17150 South Margay Avenue, Carson, California 90746. The address for Oak Investment Partners XI, L.P. is 525 University Avenue, Suite 1300, Palo Alto, California 94301. The address for Messrs. Smith and Vassalluzzo is 323 Railroad Avenue, Greenwich, Connecticut 06830. The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, 4th Floor, Salt Lake City, Utah 84111.

(2)	Mr. Harman is a Managing Member of Oak Associates XI, LLC (“Oak Associates”), the general partner of Oak Investment Partners XI, L.P. (“Oak Partners”). Mr. Harman has shared power to vote and shared power to dispose of the shares held by Oak Partners. The names of the parties who share power to vote and dispose of the shares held by Oak Partners with Mr. Harman are Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and Gerald R. Gallagher, all of whom are Managing Members of Oak Associates. Mr. Harman, Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and Gerald R. Gallagher each disclaims beneficial ownership of the shares held by Oak Partners, except to the extent of each such person’s pecuniary interest therein.

(3)	Based on a Schedule 13G/A filed with the SEC on February 14, 2008. Messrs. Smith and Vassalluzzo have the shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of 2,605,110 shares in the aggregate, and are thus deemed to beneficially own such shares, in their capacities as investment managers for certain managed accounts. The managed accounts have the right to receive dividends from, and the proceeds from the sale of, the managed accounts’ shares. Messrs. Smith and Vassalluzzo each disclaims beneficial ownership of the shares in excess of those shares as to which he has or shares voting or investment authority.

(4)	Based on a Schedule 13G/A filed with the SEC on February 14, 2008.

(5)	Consists of (i) 4,290,547 shares held by the Nia Living Trust established September 24, 2004, of which Mr. Nia and his spouse are the co-trustees and beneficiaries, (ii) 420,122 shares in the aggregate held in annuity trusts established by Mr. Nia and his spouse, for which Mr. Nia and his spouse serve as co-trustees, and (iii) 124,663 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2008 or within 60 days after such date. Mr. Nia is a director and one of our co-founders. He also served as our Chief Executive Officer and President from October 1995 to October 2007.

(6)	Includes 372,206 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2008 or within 60 days after such date. Mr. Adegan served as our Chief Information Officer from May 2006 to April 2008. He resigned as Chief Information Officer in April 2008 but continues to work for us as an employee.

(7)	Includes 226,625 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2008 or within 60 days after such date.

(8)	Includes 251,313 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2008 or within 60 days after such date.

(9)	Consists of 624,515 shares held by the Pine Family Partnership, of which Mr. Pine and his spouse are the general partners. Mr. Pine served as a director and our Vice President of Strategic Planning until October 2007. Mr. Pine also served as our Vice President, East Coast Operations from May 2006 to January 2007. Mr. Pine was a co-founder and the Chief Executive Officer of Partsbin until we acquired Partsbin in May 2006.

(10)	Mr. Tong served as our Chief Operating Officer until December 2007.

(11)	Consists of (i) 3,502,642 shares held by the Khazani Living Trust established October 26, 2004, of which Mr. Khazani and his former spouse are the co-trustees and beneficiaries, and (ii) 420,122 shares in the aggregate held in annuity trusts established by Mr. Khazani and his former spouse, for which Mr. Khazani and his former spouse serve as co-trustees. Mr. Khazani is a director and one of our co-founders. He served as our Chairman of the Board from January 2001 to March 2007.

(12)	Includes 195,000 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2008 or within 60 days after such date.

(13)	Consists of (i) 1,000 shares held by The D&E Living Trust Established 10/25/96, of which Ms. Siminoff and her spouse are the co-trustees and beneficiaries, and (ii) 45,000 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2008 or within 60 days after such date.

(14)	Includes 988,681 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2008 or within 60 days after such date. Does not include shares held by Messrs. Adegan, Pine and Tong, who were not serving as executive officers or directors of our company as of April 3, 2008.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2007 with respect to shares of our common stock that may be issued under existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance under Equity Compensation Plans (excluding some securities reflected in first column)
Equity compensation plans approved by security holders(1)	3,899,401	$7.77	385,937
Equity compensation plans not approved by security holders(2)	1,000,000	8.65	1,000,000

Total	4,899,401	$7.95	1,385,937

(1)	Consists of our 2006 Equity Incentive Plan (the “2006 Plan”) and our 2007 Omnibus Incentive Plan (the “2007 Plan”). No additional option grants are being made under the 2006 Plan after the 2007 Plan became effective. 2,400,000 shares were initially reserved for issuance under our 2007 Plan. The number of shares of common stock reserved under our 2007 Plan automatically increases on the first day of each year in an amount equal to the lesser of (a) 1,500,000 shares or (b) 5% of the number of shares of our common stock outstanding on the last day of the preceding year or (c) such lesser number as determined by our Board of Directors. In accordance with such provisions, on January 1, 2008, the number of shares reserved for issuance under our 2007 Plan increased by 1,492,337.

(2)	Consists of our 2007 New Employee Incentive Plan (the “2007 New Employee Plan”), which became effective in October 2007. 2,000,000 shares have been reserved for issuance under the 2007 New Employee Plan.

CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

Since January 1, 2007, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in “Executive Compensation and Other Information” and the transactions described below. We believe that the agreements and transactions described below were generally on terms that were comparable to terms we could have obtained from unaffiliated third parties.

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our Audit Committee adopted in November 2006, our Audit Committee of the Board of Directors is responsible for reviewing and approving, prior to our entry into any such transaction, all related party transactions and potential conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. In addition, our company policies require that our officers and employees avoid using their positions for purposes that are, or give the appearance of being, motivated by a desire for personal gain, and our policies further require that all officers and employees who have authority to initiate related party transactions provide a written report, on an annual basis, of all activities which could result in a conflict of interest or impair their professional judgment. All such written reports concerning related party transactions or conflicts of interest are submitted to, and reviewed by, our Chief Financial Officer and our Audit Committee.

Related Party Transactions

We lease our corporate headquarters and primary warehouse and certain equipment from Nia Chloe Enterprises, LLC, an entity owned by Mehran Nia, Ben Elyashar and Sol Khazani. Mr. Khazani is a director and one of our 5% stockholders. Mr. Khazani also served as our Chairman of the Board from January 2001 to March 2007. Mr. Nia is a director and one of our 5% stockholders. Mr. Nia also served as our Chief Executive Officer and President from October 1995 to October 2007. Mr. Elyashar is our Director of Perfectfit and a stockholder. Mr. Elyashar also served as one our directors from 1995 to November 2006 and as our Chief Operating Officer from February 2006 to October 2006. Lease payments and expenses associated with this arrangement totaled $527,000 in fiscal year 2007.

From time to time, we have purchased inventory from Saman, Inc., d/b/a American Condenser, which is owned by Mr. Khazani and his brother. There is no agreement that requires us to purchase products from Saman. Our purchases from Saman in 2007 totaled $394,000. Saman also uses a portion of our facility located in Nashville, Tennessee. For fiscal year 2007, Saman paid to us $60,000 as payment for its use of such portion of our Tennessee facility.

An entity owned by the brother-in-law of Mr. Nia provides printing services for us. For the year ended December 31, 2007, we paid this entity $62,000 for such services.

We purchase warehouse supplies from Solomon Disposable Supplies, which is owned by the brother of Mr. Elyashar. In 2007, we paid to Solomon Disposable Supplies an aggregate of $5,000.

In connection with our acquisition of Partsbin in May 2006, we issued to Richard Pine a promissory note in the principal amount of approximately $1.9 million, which bears interest at LIBOR. We repaid $1.5 million of this note in March 2007. Mr. Pine served as our Vice President of Strategic Planning from January 2007 to October 2007, and as a director from June 2006 to October 2007. From May 2006 to January 2007, Mr. Pine also served as our Vice President, East Coast Operations. Mr. Pine was a co-founder and the Chief Executive Officer of Partsbin from December 2000 until we acquired Partsbin in May 2006.

In October 2006, we entered into a services agreement with Efficient Frontier, Inc., a provider of paid search engine marketing solutions. Ellen F. Siminoff, one of our directors, is the Chairman of Efficient Frontier.

The agreement provides for monthly payments based on our total online marketing budget spent at Internet search engines through the use of Efficient Frontier, subject to certain minimums. The agreement automatically renews for six month periods, but either party may terminate the agreement at any time without cause upon 30 days’ prior written notice. For the year ended December 31, 2007, we paid to Efficient Frontier $344,000 for its services.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC on Section 16(a) forms. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by these dates. During the fiscal year ended December 31, 2007, the Form 4 filings for the annual option grants to two non-employee directors, Mr. Majteles and Ms. Siminoff, were not filed within two business days of the grant date of June 22, 2007. Based solely on our review of copies of the reports on the Section 16(a) forms received by us with respect to the fiscal year ended December 31, 2007 and representations from the reporting persons that no other reports were required, except as indicated in the foregoing sentence, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2007 (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to our corporate Secretary, U.S. Auto Parts Network, Inc., 17150 South Margay Avenue, Carson, California 90746. The annual report on Form 10-K (including the exhibits thereto) is also available on the Securities and Exchange Commission’s website at www.sec.gov.

DEADLINE FOR RECEIPT OF

STOCKHOLDER PROPOSALS OR NOMINATIONS

Stockholders may present proposals for action at a future meeting or nominate persons for the election of directors only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Pursuant to Rule 14a-8 of the Exchange Act, some stockholders proposals may be eligible for inclusion in our proxy statement for the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”). Stockholder proposals that are intended to be presented at our 2009 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than December 5, 2008.

If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the stockholder must submit the proposal or nomination between February 1, 2009 and March 3, 2009. If the date of the 2009 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary date of the 2008 Annual Meeting of Stockholders (a situation that we do not anticipate), the stockholder must submit any such proposal or nomination not earlier than the 90th day before the 2009 Annual Meeting and not later than the close of business on the later of (i) the 60th day before the 2009 Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.

In addition, with respect to any proposal that a stockholder presents at the 2009 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board of Directors for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 17150 South Margay Avenue, Carson, California 90746. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The presiding officer of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

OTHER BUSINESS

The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend. The enclosed proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.

By Order of the Board of Directors

Michael J. McClane
Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary

PROXY

U.S. AUTO PARTS NETWORK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of U.S. AUTO PARTS NETWORK, INC. (the “Company”) hereby appoints SHANE EVANGELIST and MICHAEL J. MCCLANE, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on Friday, May 2, 2008 at 10:30 a.m. Pacific Time at the Torrance Marriott South Bay, located at 3635 Fashion Way, Torrance, California 90503, and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock held of record by the undersigned on March 17, 2008, with all the powers the undersigned would possess if personally present, in accordance with the instructions on the reverse hereof.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2007, which were furnished with this proxy.

(continued and to be signed on the reverse side)

(continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW, OR IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE AND TWO, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1.	Election of Class II Directors.

Nominees standing for election:

Joshua L. Berman	☐	FOR	☐	WITHHOLD AUTHORITY

Sol Khazani	☐	FOR	☐	WITHHOLD AUTHORITY

Robert J. Majteles	☐	FOR	☐	WITHHOLD AUTHORITY

2.	Ratification of Ernst & Young LLP as the independent auditors of U.S. Auto Parts Network, Inc. for the fiscal year ending December 31, 2008.

☐ FOR             ☐ AGAINST             ☐ ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Date:

Signature

Signature

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.